PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
March 27, 2012

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2011 FOURTH QUARTER
AND FULL YEAR RESULTS AND RAISES 2012 GUIDANCE

•	FOURTH QUARTER REVENUE AND EPS EXCEED GUIDANCE

•	FULL YEAR NON-GAAP EPS WAS $5.38; GAAP EPS WAS $4.36

•	TOMMY HILFIGER AND CALVIN KLEIN BUSINESSES CONTINUE TO DRIVE PERFORMANCE

New York, New York – PVH Corp. [NYSE: PVH] reported 2011 fourth quarter and full year results.

Non-GAAP Amounts:
The discussions of historical results in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of Fourth Quarter Results:

•
Earnings per share was $1.18 on a non-GAAP basis, which exceeded the Company’s guidance and the consensus estimate and represents an increase of 27% over the prior year’s fourth quarter non-GAAP earnings per share of $0.93.

•	GAAP earnings per share was $1.11, which exceeded the Company’s guidance and represents an increase of 54% as compared to the prior year’s fourth quarter GAAP earnings per share of $0.72.

•
Revenue increased 10% to $1.533 billion over the prior year’s fourth quarter. The revenue increase of $134.7 million is attributable to the net effect of (i) an increase of $111.2 million, or 16%, in the Company’s Tommy Hilfiger business; (ii) an increase of $29.5 million, or 12%, in the Company’s Calvin Klein business; and (iii) a decrease of $6.0 million, or 1%, in the Company’s Heritage Brands business.

•
Earnings before interest and taxes on a non-GAAP basis of $128.4 million was relatively flat to the prior year’s fourth quarter, as the Tommy Hilfiger and Calvin Klein revenue increases noted above were offset by a decrease in the Heritage Brands business due to a reduction in gross margin rates resulting from the impact of product cost increases.

•	GAAP earnings before interest and taxes improved to $108.9 million from $91.8 million in the prior year’s fourth quarter, primarily due to the impact of reduced integration and restructuring charges.

Fourth Quarter Business Review:

Calvin Klein
The Calvin Klein business continued its solid performance, posting a revenue increase of 12% over 2010 fourth quarter revenue to $278.5 million, with retail comparable store sales growth of 18%. Calvin Klein royalty revenue increased 16% as compared to the prior year’s fourth quarter, attributable to continued growth across most product categories and regions, with jeanswear, fragrance, footwear and accessories performing particularly well. Partially offsetting these increases was a decrease in the Company’s Calvin Klein wholesale sportswear business due to the timing of Fall shipments, as shipments were shifted into the third quarter from the fourth quarter to meet customer demand.

Earnings before interest and taxes for the Calvin Klein business was $70.2 million, which represents an increase of 6% over the prior year’s fourth quarter amount of $66.1 million due, in part, to the royalty and retail comparable store sales increases discussed above. Within the Company’s Calvin Klein apparel business, planned lower gross margin rates were the result of higher product costs, which were offset, in part, by increases in selling prices.

Tommy Hilfiger
The Tommy Hilfiger business continued its strong momentum, achieving a 16% increase in revenue over the 2010 fourth quarter revenue to $815.8 million, with retail comparable store sales growth of 15% in North America and 16% internationally. The European wholesale division also experienced low double-digit growth over the prior year’s fourth quarter. Foreign exchange rates had an immaterial year-over-year impact on revenue of the Tommy Hilfiger business.

On a non-GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 25% to $70.3 million from $56.0 million in the prior year’s fourth quarter. Driving this increase were the revenue increases discussed above and an increase in operating margin, due principally to leveraging of expenses combined with operating expense synergies resulting from the Tommy Hilfiger integration in North America. These increases were partially offset by a decrease in gross margin rates due to higher product costs, which were mitigated, in part, by increased selling prices.

On a GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 62% to $55.7 million, as compared to $34.3 million in the prior year’s fourth quarter. This increase was due principally to the net impact of the revenue and operating margin increases noted above. Also contributing to the increase was a net decrease in integration and restructuring charges.

Heritage Brands
Total revenue for the Heritage Brands business decreased 1% to $438.5 million from $444.5 million in the prior year’s fourth quarter. The dress furnishings business posted a 9% revenue increase, while retail comparable store sales increased 6%. These increases were more than offset by a 17% decrease in the wholesale sportswear business, driven particularly by underperformance in the Izod business. To mitigate the ongoing pressure in the wholesale sportswear business, the Company decided in 2011 to exit the Izod women’s and Timberland wholesale sportswear businesses in 2012.

Earnings before interest and taxes on a non-GAAP basis for the Heritage Brands business decreased to $10.6 million from $28.0 million in the prior year’s fourth quarter due to the revenue decrease in the wholesale sportswear business combined with lower gross margin rates. The decline in gross margin rates was driven by higher product costs combined with additional gross margin support provided to wholesale sportswear customers, particularly for the Izod business.

GAAP earnings before interest and taxes for the Heritage Brands business was $9.7 million as compared to the prior year’s fourth quarter of $21.4 million. This decrease was driven by the revenue and gross margin decreases noted above, partially offset by a net decrease in restructuring charges.

Fourth Quarter Consolidated Results:
On a non-GAAP basis, earnings before interest and taxes of $128.4 million was relatively flat to $129.4 million in the prior year’s fourth quarter, as increases of $14.3 million and $4.1 million in the Tommy Hilfiger and Calvin Klein businesses, respectively, were offset by a $17.3 million decrease in the Heritage Brands business.

On a GAAP basis, earnings before interest and taxes increased to $108.9 million as compared to $91.8 million in the prior year’s fourth quarter. The increase was principally due to a decrease in integration and restructuring charges.

Net interest expense decreased $6.1 million as compared to the prior year’s fourth quarter to $32.0 million, due principally to lower debt levels in the current quarter.

The effective tax rate was 10.6% on a non-GAAP basis as compared to 26.0% on a non-GAAP basis in the prior year’s fourth quarter. The effective tax rate was (5.7)% on a GAAP basis, as compared to 2.8% on a GAAP basis in the prior year’s fourth quarter. The 2011 fourth quarter GAAP tax rate benefited from revaluing certain deferred tax liabilities in connection with a fourth quarter decrease in the statutory tax rate in Japan. In addition, both the 2011 fourth quarter GAAP and non-GAAP tax rates were positively impacted principally by certain other discrete items.

Full Year 2011 Consolidated Results:

•	Earnings per share on a non-GAAP basis was $5.38 as compared to $4.26 for 2010.

•	GAAP earnings per share was $4.36 as compared to $0.80 for 2010.

•
Revenue was $5.891 billion, which represents an increase of 27%, or $1.254 billion, over the prior year’s amount of $4.637 billion. The Tommy Hilfiger business contributed $1.106 billion of this increase, $715.4 million of which was attributable to first quarter 2011 revenue, as the acquisition was not completed until the second quarter of 2010, and $390.1 million of which was attributable to second through fourth quarter growth over 2010. The remainder of the increase is attributable to increases of $131.8 million in the Calvin Klein business and $16.5 million in the Heritage Brands business.

•
On a non-GAAP basis, earnings before interest and taxes increased 23% to $674.2 million as compared to $548.3 million in 2010, due to the addition of first quarter earnings in the Tommy Hilfiger business and revenue growth in the Tommy Hilfiger and Calvin Klein businesses. These increases were partially offset by decreases in the Heritage Brands wholesale sportswear and retail businesses.

•
GAAP earnings before interest and taxes increased 175% to $559.7 million as compared to $203.4 million in 2010, due primarily to lower acquisition, integration and restructuring charges, combined with the addition of first quarter 2011 earnings in the Tommy Hilfiger business and the revenue increases in the Tommy Hilfiger and Calvin Klein businesses mentioned above. Partially offsetting these increases were decreases in the Heritage Brands wholesale sportswear and retail businesses, as noted above.

•
The effective tax rate was 28.2% on a non-GAAP basis for the full year 2011 as compared to 31.9% on a non-GAAP basis in the prior year. The non-GAAP tax rate for 2011 was positively impacted by a greater portion of the Company’s non-GAAP earnings being generated by the Company’s international Tommy Hilfiger business, a significant portion of which is subject to favorable tax rates. The GAAP effective tax rate was 26.3% for the full year 2011 as compared to 29.7% in the prior year. The GAAP tax rate for 2011 benefited from the increase in international earnings discussed above, combined with the impact of revaluing certain deferred tax liabilities in connection with a fourth quarter decrease in the statutory tax rate in Japan.

Balance Sheet:
The Company ended the year with a net debt position of $1.683 billion, comprised of $1.916 billion of debt, net of $233.2 million of cash. During 2011, the Company made debt payments totaling approximately $450 million on its outstanding term loans, the majority of which were voluntary and ahead of schedule, for a total of approximately $700 million in debt payments since the closing of the Tommy Hilfiger acquisition on May 6, 2010. The Company currently plans to make debt payments of approximately $300 million during 2012.

Ending inventories increased 14% over 2010 due principally to increased product costs and the timing of receipts. The Company remains comfortable with the quality of its inventory.

2012 Guidance:
Please see the section entitled “Full Year and First Quarter Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
Revenue in 2012 is currently projected to be relatively flat to up 2% as compared to the 2011 amount, including a negative impact of approximately 4%, of which approximately $150 million is attributable to projected differences in foreign currency translation (principally related to an expected weaker Euro to U.S. dollar exchange rate) and approximately $100 million is attributable to the 2012 exit from the Timberland and Izod women’s wholesale sportswear businesses. On a constant currency basis and excluding the impact of the exited businesses, 2012 revenue is projected to increase 4% to 6%.

Revenue for the Tommy Hilfiger business is expected to be relatively flat to up 2% as compared to 2011, including a negative impact of approximately 5% due to projected differences in foreign currency translation. Revenue for the Calvin Klein business is expected to grow 5% to 7% as compared to 2011. Calvin Klein royalty revenue is expected to be negatively impacted by projected differences in foreign currency translation, the upcoming reacquisition of the license for ck Calvin Klein apparel and accessories in Europe, challenging business conditions for our licensees in Europe and a reduction in licensee selling of Calvin Klein branded products in secondary channels. Revenue for the Heritage Brands business is expected to decrease 3% to 4% as compared to 2011, including a negative impact of approximately 6% due to the exit of businesses, as discussed above.

On a non-GAAP basis, earnings per share in 2012 is currently projected to be in the range of $6.10 to $6.20, or an increase of 13% to 15% over 2011. This estimate is negatively impacted by $0.20 to $0.25 per share due to projected differences in 2012 foreign currency translation. Pension expense is expected to increase by approximately $0.15 per share as compared to 2011, due in large part to a decrease in discount rates. Anticipated debt payments of approximately $300 million in 2012, combined with the effect of debt payments made during 2011, are expected to result in a decrease to net interest expense of approximately $0.12 per share as compared to 2011. The Company currently estimates that the 2012 effective tax rate will be 23.5% to 24.0%, which would generate an improvement on a non-GAAP basis of approximately $0.35 per share as compared to 2011. The lower effective tax rate in 2012 is due principally to growth in Tommy Hilfiger’s international business, which is generally taxed at lower rates. In addition, the 2012 effective tax rate is expected to be favorably impacted by the continuation of tax synergies resulting from the Tommy Hilfiger acquisition.

2012 earnings growth is expected to be heavily weighted toward the second half of the year. Earnings for the first half of 2012 are expected to be impacted by significantly higher year-over-year product costs, which began to impact the Company during the second half of 2011. Gross margins are expected to improve in the second half of 2012 as a result of year-over-year product cost declines.

First Quarter Guidance
First quarter revenue in 2012 is currently projected to increase 1% to 2% over the prior year’s first quarter amount of $1.369 billion, including a negative impact of approximately 2% attributable to approximately $30 million of projected differences in foreign currency translation (principally related to an expected weaker Euro to U.S. dollar exchange rate). Revenue for the Tommy Hilfiger business is expected to grow approximately 4% as compared to the first quarter of 2011, including a negative impact of approximately 4% due to projected differences in foreign currency translation. Revenue for the Calvin Klein business is expected to grow approximately 4% as compared to the first quarter of 2011. Calvin Klein royalty revenue is expected to be negatively impacted by projected differences in foreign currency translation, challenging business conditions for our licensees in Europe and a reduction in licensee selling in secondary channels. Revenue for the Heritage Brands business is expected to decrease 3% to 4% as compared to the first quarter of 2011.

On a non-GAAP basis, earnings per share is currently projected to be in the range of $1.23 to $1.25, as compared to $1.23 in the prior year’s first quarter. The first quarter of 2012 is expected to be the quarter most severely impacted by the significantly higher year-over-year product costs, as first quarter selling will include product both from the Fall 2011 season and for the Spring 2012 season. Product costs are expected to decline starting with product for the Fall 2012 season, which the Company will begin selling late in the second quarter of 2012. Also impacting earnings for the first quarter of 2012 is the negative effect from foreign currency translation, as the Euro to U.S. dollar exchange rates in the first quarter of 2012 are expected to be significantly weaker than actual rates experienced in the first quarter of 2011. The Company currently estimates that the first quarter 2012 effective tax rate will be 24.0% to 24.5%.

CEO Comments:

Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “During a year of tremendous volatility in the markets and significant product cost pressures impacting the industry, we are extremely pleased with our 2011 results, led by our global Calvin Klein and Tommy Hilfiger businesses. Our Calvin Klein and Tommy Hilfiger businesses continued to demonstrate their power and ability to drive double-digit growth both domestically and internationally, and today represent approximately three quarters of our business.”

Mr. Chirico added, “We have focused on the global growth of our Calvin Klein and Tommy Hilfiger businesses in 2011. We are excited about the continued execution of these growth strategies. Notably, we are looking forward to the potential opportunities presented by bringing the Tommy Hilfiger European men’s tailored apparel business in-house and developing the joint ventures we’ve established for Tommy Hilfiger in China and India. We also recently announced that we will be reacquiring the ck Calvin Klein apparel and accessories licenses in Europe, effective in 2013. We see an opportunity to leverage our well-developed European operating platform to accelerate the growth of this business, which we believe can reach approximately $500 million in sales in the next five to seven years.”

Mr. Chirico further commented, “Despite the uncertainty that has been impacting the overall market, we are optimistic that the strength of our brands, driven by Calvin Klein and Tommy Hilfiger, will continue to generate solid revenue and profitability growth in 2012. We believe that total revenues from our ongoing businesses in 2012 will grow 4% to 6% on a constant currency basis driven by 5% to 7% growth for both our Calvin Klein and Tommy Hilfiger businesses on a constant currency basis, as we will continue to focus on increasing the global presence of these brands through marketing investments and strategic expansions. We expect the revenues of our ongoing Heritage Brand businesses to increase 2% to 3% and are optimistic that more favorable product costs in the second half of 2012 will benefit these businesses and allow them to gradually return to their historical levels of profitability.”

Mr. Chirico concluded "We are focused on strengthening our balance sheet, as well as our financial returns, and plan to make additional debt repayments of approximately $300 million in 2012. We believe that the sound execution of our business strategies, investment in our world class brands and concentration on a strong balance sheet will continue to drive our long-term growth and pave the way for enhanced profitability and stockholder value in 2012 and beyond.”

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•	Pre-tax costs of $338.3 million incurred in 2010 in connection with the acquisition and integration of Tommy Hilfiger, including the following:

◦	a loss of $140.5 million recorded during the first and second quarters associated with hedges against Euro to U.S. dollar exchange rates relating to the acquisition purchase price;

◦	transaction, related restructuring and debt extinguishment costs of $121.0 million, of which $31.0 million was incurred in the fourth quarter; and

◦	short-lived non-cash valuation amortization charges of $76.8 million recorded during the second and third quarters.

•
Pre-tax costs of $6.6 million incurred in the fourth quarter of 2010 in connection with the Company’s exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business, principally consisting of non-cash charges.

•	A tax benefit of $7.9 million recorded in the third quarter of 2010 related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.

•
Pre-tax costs of $69.5 million incurred in 2011 in connection with the integration of Tommy Hilfiger and the related restructuring, of which $30.5 million was incurred in the first quarter, $11.2 million was incurred in the second quarter, $9.3 million was incurred in the third quarter, and $18.6 million was incurred in the fourth quarter.

•	Pre-tax costs of $16.2 million incurred in the first quarter of 2011 in connection with the amendment and restatement of the Company’s credit facility.

•
Pre-tax costs of $8.1 million incurred in 2011 in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and the Company’s 2012 exit from the Izod women’s wholesale sportswear business, of which $6.7 million was incurred in the second quarter, $0.5 million was incurred in the third quarter and $1.0 million was incurred in the fourth quarter.

•
A pre-tax expense of $20.7 million incurred in the third quarter of 2011 in connection with the Company’s reacquisition of the rights in India to the Tommy Hilfiger trademarks that had been subject to a perpetual license, as under accounting rules, the Company was required to record an expense due to settling the preexisting license agreement, which was unfavorable to the Company.

•	A tax benefit of $5.4 million recorded in the fourth quarter of 2011 resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan.

•	Pre-tax costs of approximately $30 million expected to be incurred in 2012 principally in connection with the integration of Tommy Hilfiger and the related restructuring, of which approximately $15 million is expected to be incurred in the first quarter.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring, debt modification or debt extinguishment cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

Please see Tables 1 through 6 and the section entitled “Full Year and First Quarter Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its year end earnings release is scheduled for Wednesday, March 28, 2012 at 8:30 a.m. EDT. Please log on either to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab or to www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #2344274. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies, the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or becoming ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call / webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended		Year Ended
	1/29/12	1/30/11	1/29/12	1/30/11

Net sales	$1,407,818	$1,288,938	$5,410,028	$4,219,739
Royalty revenue	94,483	81,916	356,035	306,708
Advertising and other revenue	30,535	27,263	124,561	110,401
Total revenue	$1,532,836	$1,398,117	$5,890,624	$4,636,848

Gross profit on net sales	$649,192	$627,031	$2,575,293	$2,004,842
Gross profit on royalty, advertising and other
revenue	125,018	109,179	480,596	417,109
Total gross profit	774,210	736,210	3,055,889	2,421,951

Selling, general and administrative expenses	665,833	644,403	2,481,370	2,071,416

Debt modification and extinguishment costs			16,233	6,650

Other loss				140,490

Equity in income of unconsolidated affiliates	511		1,367

Earnings before interest and taxes	108,888	91,807	559,653	203,395

Interest expense, net	32,030	38,097	128,088	126,822

Pre-tax income	76,858	53,710	431,565	76,573

Income tax (benefit) expense	(4,388)	1,516	113,684	22,768

Net income	$81,246	$52,194	$317,881	$53,805

Diluted net income per common share(1)	$1.11	$0.72	$4.36	$0.80

	Quarter Ended		Year Ended
	1/29/12	1/30/11	1/29/12	1/30/11

Depreciation and amortization expense	$33,242	$33,527	$132,010	$147,137

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PVH CORP.
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2011 and 2010 in connection with its acquisition and integration of Tommy Hilfiger and the related restructuring; (ii) the expense and costs incurred in 2011 associated with (a) settling the unfavorable preexisting license agreement in connection with its buyout of the Tommy Hilfiger perpetual license in India; (b) the modification of its credit facility; and (c) the negotiated early termination of its license to market sportswear under the Timberland brand and the 2012 exit from its Izod women’s wholesale sportswear business; (iii) the costs incurred in 2010 in connection with the exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business; (iv) the tax effects associated with these costs; (v) the tax benefit in 2011 resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan; and (vi) the tax benefit in 2010 related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions, which are on a non-GAAP basis for each year, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the costs associated with its acquisition and integration of Tommy Hilfiger and the related restructuring, its buyout of the Tommy Hilfiger perpetual license in India, the modification of its credit facility, the negotiated early termination of its Timberland license, the 2012 exit from the Izod women’s wholesale sportswear business and the exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business are also the basis for certain incentive compensation calculations.

The following table presents the Company’s GAAP revenue and the non-GAAP measures that are discussed in this release. Please see Tables 1 through 6 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Year Ended
	1/29/12	1/30/11	1/29/12	1/30/11

GAAP total revenue	$1,532,836	$1,398,117	$5,890,624	$4,636,848

Non-GAAP Measures
Total gross profit(1)	$776,263	$738,793	$3,063,516	$2,469,037
Selling, general and administrative expenses(2)	648,347	609,424	2,390,648	1,920,773
Earnings before interest and taxes(3)	128,427	129,369	674,235	548,264
Income tax expense(4)	10,254	23,735	153,930	134,398
Net income(5)	86,143	67,537	392,217	287,044
Diluted net income per common share(6)	$1.18	$0.93	$5.38	$4.26

Depreciation and amortization expense(7)		$31,777	$130,840	$109,851

(1) Please see Table 3 for reconciliation of GAAP to non-GAAP gross profit.
(2) Please see Table 4 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(3) Please see Table 2 for reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes.
(4)    Please see Table 5 for reconciliation of GAAP income tax (benefit) expense to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with acquisition, integration, restructuring and debt modification and extinguishment costs.

(5) Please see Table 1 for reconciliation of GAAP net income to non-GAAP net income.
(6) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(7) Please see Table 6 for reconciliation of GAAP depreciation and amortization expense to non-GAAP depreciation and amortization expense.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net income to non-GAAP net income

	Quarter Ended		Year Ended
	1/29/12	1/30/11	1/29/12	1/30/11

Net income	$81,246	$52,194	$317,881	$53,805

Diluted net income per common share(1)	$1.11	$0.72	$4.36	$0.80

Items excluded:

Short-lived non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)				44,503

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)	2,053	2,583	7,627	2,583

SG&A expenses associated with buyout of Tommy Hilfiger perpetual license in India			20,709

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	16,520	28,427	61,895	144,091

SG&A expenses associated with negotiated termination of license to market Timberland sportswear and the 2012 exit from the Izod women’s wholesale sportswear business	966		8,118

SG&A expenses associated with the exit from the UK and Ireland Van Heusen business		6,552		6,552

Debt modification and extinguishment costs			16,233	6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price				140,490

Tax effect of the items above(2)	(9,290)	(22,219)	(34,894)	(103,696)

Tax benefit resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan	(5,352)		(5,352)

Tax benefit related to the lapse of statute of limitations with respect to previously unrecognized tax positions				(7,934)

Non-GAAP net income	$86,143	$67,537	$392,217	$287,044

Non-GAAP diluted net income per common share(1)	$1.18	$0.93	$5.38	$4.26

(1) Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 2 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended		Year Ended
	1/29/12	1/30/11	1/29/12	1/30/11

Earnings before interest and taxes	$108,888	$91,807	$559,653	$203,395

Items excluded:

Short-lived non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)				44,503

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)	2,053	2,583	7,627	2,583

SG&A expenses associated with buyout of Tommy Hilfiger perpetual license in India			20,709

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	16,520	28,427	61,895	144,091

SG&A expenses associated with negotiated termination of license to market Timberland sportswear and the 2012 exit from the Izod women’s wholesale sportswear business	966		8,118

SG&A expenses associated with the exit from the UK and Ireland Van Heusen business		6,552		6,552

Debt modification and extinguishment costs			16,233	6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price				140,490

Non-GAAP earnings before interest and taxes	$128,427	$129,369	$674,235	$548,264

Table 3 - Reconciliation of GAAP gross profit to non-GAAP gross profit

	Quarter Ended		Year Ended
	1/29/12	1/30/11	1/29/12	1/30/11

Gross profit	$774,210	$736,210	$3,055,889	$2,421,951

Items excluded:

Short-lived non-cash valuation amortization related to Tommy Hilfiger acquisition				44,503

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories	2,053	2,583	7,627	2,583

Non-GAAP gross profit	$776,263	$738,793	$3,063,516	$2,469,037

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 4 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended		Year Ended
	1/29/12	1/30/11	1/29/12	1/30/11

SG&A	$665,833	$644,403	$2,481,370	$2,071,416

Items excluded:

SG&A expenses associated with buyout of Tommy Hilfiger perpetual license in India			(20,709)

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	(16,520)	(28,427)	(61,895)	(144,091)

SG&A expenses associated with negotiated termination of license to market Timberland sportswear and the 2012 exit from the Izod women’s wholesale sportswear business	(966)		(8,118)

SG&A expenses associated with the exit from the UK and Ireland Van Heusen business		(6,552)		(6,552)

Non-GAAP SG&A	$648,347	$609,424	$2,390,648	$1,920,773

Table 5 - Reconciliation of GAAP income tax (benefit) expense to non-GAAP income tax expense

	Quarter Ended		Year Ended
	1/29/12	1/30/11	1/29/12	1/30/11

Income tax (benefit) expense	$(4,388)	$1,516	$113,684	$22,768

Items excluded:

Income tax effect of acquisition, integration, restructuring and debt modification and extinguishment costs (1)	9,290	22,219	34,894	103,696

Tax benefit resulting from revaluing certain deferred tax liabilities in connection with a decrease in the statutory tax rate in Japan	5,352		5,352

Tax benefit related to lapse of statute of limitations with respect to certain previously unrecognized tax positions				7,934

Non-GAAP income tax expense	$10,254	$23,735	$153,930	$134,398

(1) The estimated tax effects of the Company’s acquisition, integration, restructuring and debt modification and extinguishment costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring, debt modification and debt extinguishment cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s acquisition, integration, restructuring, debt modification and debt extinguishment costs were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP amounts.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 6 - Reconciliation of GAAP depreciation and amortization expense to non-GAAP depreciation and amortization expense

	Quarter Ended	Year Ended
	1/30/11	1/29/12	1/30/11

Depreciation and amortization expense	$33,527	$132,010	$147,137

Items excluded:

Depreciation and amortization expense related to Tommy Hilfiger acquisition	(1,750)	(1,170)	(37,286)

Non-GAAP depreciation and amortization expense	$31,777	$130,840	$109,851

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In thousands, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	1/29/12				1/30/11
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income	$81,246	$(4,897)	(1)	$86,143	$52,194	$(15,343)	(2)	$67,537

Weighted average common shares	67,478			67,478	66,682			66,682
Weighted average dilutive securities	1,601			1,601	1,574			1,574
Weighted average impact of assumed convertible preferred stock conversion	4,189			4,189	4,189			4,189
Total shares	73,268			73,268	72,445			72,445

Diluted net income per common share	$1.11			$1.18	$0.72			$0.93

	Year Ended				Year Ended
	1/29/12				1/30/11
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income	$317,881	$(74,336)	(1)	$392,217	$53,805	$(233,239)	(2)	$287,044

Weighted average common shares	67,158			67,158	62,744			62,744
Weighted average dilutive securities	1,576			1,576	1,527			1,527
Weighted average impact of assumed convertible preferred stock conversion	4,189			4,189	3,107			3,107
Total shares	72,923			72,923	67,378			67,378

Diluted net income per common share	$4.36			$5.38	$0.80			$4.26

(1)
Represents the impact on net income in the quarter and year ended January 29, 2012 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the expense incurred associated with settling the unfavorable preexisting license agreement in connection with the Company’s buyout of the Tommy Hilfiger perpetual license in India; (iii) the costs incurred in connection with the Company’s modification of its credit facility; (iv) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and the 2012 exit from the Izod women’s wholesale sportswear business; (v) the tax effects associated with these costs; and (vi) the tax benefit resulting from revaluing certain deferred tax liabilities due to a decrease in the statutory tax rate in Japan. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(2)
Represents the impact on net income in the quarter and year ended January 30, 2011 from the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price; (ii) the costs incurred in connection with the Company’s exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business; (iii) the tax effects associated with these costs; and (iv) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

PVH CORP.
Consolidated Balance Sheets
(In thousands)

	January 29,	January 30,
	2012	2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$233,197	$498,718
Receivables	480,965	447,161
Inventories	809,009	710,868
Other Current Assets	216,064	178,542
Total Current Assets	1,739,235	1,835,289
Property, Plant and Equipment	458,891	404,577
Goodwill and Other Intangible Assets	4,380,853	4,421,516
Other Assets	173,382	122,968
	$6,752,361	$6,784,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$960,880	$926,387
Short-Term Borrowings	13,040	4,868
Current Portion of Long-Term Debt	69,951
Other Liabilities	1,160,116	1,046,549
Long-Term Debt	1,832,925	2,364,002
Stockholders’ Equity	2,715,449	2,442,544
	$6,752,361	$6,784,350

PVH CORP.
Segment Data
(In thousands)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	1/29/12	1/30/11
Heritage Brand Wholesale Dress Furnishings
Net sales	$143,265	$131,556
Royalty revenue	1,524	1,525
Advertising and other revenue	855	1,149
Total	145,644	134,230

Heritage Brand Wholesale Sportswear
Net sales	118,379	142,624
Royalty revenue	2,362	2,924
Advertising and other revenue	398	420
Total	121,139	145,968

Heritage Brand Retail
Net sales	170,611	162,822
Royalty revenue	1,017	1,284
Advertising and other revenue	111	215
Total	171,739	164,321

Total Heritage Brands
Net sales	432,255	437,002
Royalty revenue	4,903	5,733
Advertising and other revenue	1,364	1,784
Total	438,522	444,519

Other (Calvin Klein Apparel)
Net sales	167,896	152,384
Total	167,896	152,384

Calvin Klein Licensing
Net sales	14,022	12,542
Royalty revenue	70,511	60,752
Advertising and other revenue	26,042	23,262
Total	110,575	96,556

Total Calvin Klein
Net sales	181,918	164,926
Royalty revenue	70,511	60,752
Advertising and other revenue	26,042	23,262
Total	278,471	248,940

Tommy Hilfiger North America
Net sales	362,151	335,204
Royalty revenue	4,192	3,576
Advertising and other revenue	1,723	876
Total	368,066	339,656

Tommy Hilfiger International
Net sales	431,494	351,806
Royalty revenue	14,877	11,855
Advertising and other revenue	1,406	1,341
Total	447,777	365,002

Total Tommy Hilfiger
Net sales	793,645	687,010
Royalty revenue	19,069	15,431
Advertising and other revenue	3,129	2,217
Total	815,843	704,658

Total Revenue
Net sales	1,407,818	1,288,938
Royalty revenue	94,483	81,916
Advertising and other revenue	30,535	27,263
Total	$1,532,836	$1,398,117

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	1/29/12			1/30/11
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP(3)	Adjustments(2)	Results(3)

Heritage Brand Wholesale Dress Furnishings	$17,615		$17,615	$10,747	$(6,552)	$17,299

Heritage Brand Wholesale Sportswear	(8,702)	$(966)	(7,736)	6,888		6,888

Heritage Brand Retail	769		769	3,791		3,791

Total Heritage Brands	9,682	(966)	10,648	21,426	(6,552)	27,978

Other (Calvin Klein Apparel)	18,867		18,867	20,008		20,008

Calvin Klein Licensing	51,317		51,317	46,102		46,102

Total Calvin Klein	70,184		70,184	66,110		66,110

Tommy Hilfiger North America	20,483	(11,141)	31,624	10,933	(16,621)	27,554

Tommy Hilfiger International	35,222	(3,471)	38,693	23,416	(5,076)	28,492

Total Tommy Hilfiger	55,705	(14,612)	70,317	34,349	(21,697)	56,046

Corporate	(26,683)	(3,961)	(22,722)	(30,078)	(9,313)	(20,765)

Total earnings before interest and taxes	$108,888	$(19,539)	$128,427	$91,807	$(37,562)	$129,369

(1)
Adjustments for the quarter ended January 29, 2012 represent the elimination of the costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger and the related restructuring; and (ii) negotiated early termination of its license to market sportswear under the Timberland brand and 2012 exit from the Izod women’s wholesale sportswear business.

(2)
Adjustments for the quarter ended January 30, 2011 represent the elimination of the costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger and the related restructuring; and (ii) exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business.

(3)
In 2011 the Company changed the way actuarial gains and losses from its defined benefit pension plans are allocated to its reportable segments. Actuarial gains and losses are now included as part of corporate expenses not allocated to any reportable segments. Prior year periods have been restated in order to present that information on a basis consistent with the current year.

PVH CORP.
Segment Data (continued)
(In thousands)

REVENUE BY SEGMENT
	Year Ended	Year Ended
	1/29/12	1/30/11
Heritage Brand Wholesale Dress Furnishings
Net sales	$564,898	$523,901
Royalty revenue	6,158	5,815
Advertising and other revenue	2,169	2,689
Total	573,225	532,405

Heritage Brand Wholesale Sportswear
Net sales	537,284	568,447
Royalty revenue	10,008	10,731
Advertising and other revenue	1,687	1,764
Total	548,979	580,942

Heritage Brand Retail
Net sales	646,769	638,902
Royalty revenue	4,822	5,023
Advertising and other revenue	772	842
Total	652,363	644,767

Total Heritage Brands
Net sales	1,748,951	1,731,250
Royalty revenue	20,988	21,569
Advertising and other revenue	4,628	5,295
Total	1,774,567	1,758,114

Other (Calvin Klein Apparel)
Net sales	637,870	552,757
Total	637,870	552,757

Calvin Klein Licensing
Net sales	45,796	38,326
Royalty revenue	273,002	244,891
Advertising and other revenue	108,588	97,530
Total	427,386	380,747

Total Calvin Klein
Net sales	683,666	591,083
Royalty revenue	273,002	244,891
Advertising and other revenue	108,588	97,530
Total	1,065,256	933,504

Tommy Hilfiger North America
Net sales	1,273,829	889,630
Royalty revenue	16,850	11,558
Advertising and other revenue	7,016	3,257
Total	1,297,695	904,445

Tommy Hilfiger International
Net sales	1,703,582	1,007,776
Royalty revenue	45,195	28,690
Advertising and other revenue	4,329	4,319
Total	1,753,106	1,040,785

Total Tommy Hilfiger
Net sales	2,977,411	1,897,406
Royalty revenue	62,045	40,248
Advertising and other revenue	11,345	7,576
Total	3,050,801	1,945,230

Total Revenue
Net sales	5,410,028	4,219,739
Royalty revenue	356,035	306,708
Advertising and other revenue	124,561	110,401
Total	$5,890,624	$4,636,848

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Year Ended			Year Ended
	1/29/12			1/30/11
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP(3)	Adjustments(1)	Results(3)	GAAP(3)	Adjustments(2)	Results(3)

Heritage Brand Wholesale Dress Furnishings	$78,577		$78,577	$66,624	$(6,552)	$73,176

Heritage Brand Wholesale Sportswear	11,398	$(8,118)	19,516	57,921		57,921

Heritage Brand Retail	28,993		28,993	45,339		45,339

Total Heritage Brands	118,968	(8,118)	127,086	169,884	(6,552)	176,436

Other (Calvin Klein Apparel)	88,822		88,822	73,093		73,093

Calvin Klein Licensing	189,178		189,178	174,699		174,699

Total Calvin Klein	278,000		278,000	247,792		247,792

Tommy Hilfiger North America	81,450	(44,704)	126,154	37,554	(51,946)	89,500

Tommy Hilfiger International	200,697	(26,128)	226,825	51,653	(62,844)	114,497

Total Tommy Hilfiger	282,147	(70,832)	352,979	89,207	(114,790)	203,997

Corporate	(119,462)	(35,632)	(83,830)	(303,488)	(223,527)	(79,961)

Total earnings before interest and taxes	$559,653	$(114,582)	$674,235	$203,395	$(344,869)	$548,264

(1)
Adjustments for the year ended January 29, 2012 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the expense incurred associated with settling the unfavorable preexisting license agreement in connection with the Company’s buyout of the Tommy Hilfiger perpetual license in India; (iii) the costs incurred in connection with the Company’s modification of its credit facility; and (iv) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand and its 2012 exit from the Izod women’s wholesale sportswear business.

(2)
Adjustments for the year ended January 30, 2011 represent the elimination of the costs incurred in connection with the Company’s (i) acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price; and (ii) exit from its United Kingdom and Ireland Van Heusen dresswear and accessories business.

(3)
In 2011 the Company changed the way actuarial gains and losses from its defined benefit pension plans are allocated to its reportable segments. Actuarial gains and losses are now included as part of corporate expenses not allocated to any reportable segments. Prior year periods have been restated in order to present that information on a basis consistent with the current year.

PVH CORP.
Full Year and First Quarter Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its (1) 2012 estimated results excluding (i) the costs expected to be incurred principally in connection with its integration of Tommy Hilfiger and the related restructuring; and (ii) the estimated tax effects associated with these costs, and (2) first quarter 2011 results excluding (i) the costs incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (ii) the costs incurred in connection with its modification of its credit facility; and (iii) the estimated tax effects associated with these costs, both of which are on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding these costs are also the basis for certain incentive compensation calculations. The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an integration, related restructuring or modification cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

(Dollar amounts in millions, except per share data)

2012 Net Income Per Common Share Reconciliations	Full Year 2012 (Estimated)	First Quarter 2012 (Estimated)

GAAP net income per common share	$5.80 - $5.90	$1.08 - $1.10
Estimated per common share impact of after tax integration and restructuring costs	$0.30	$0.15
Net income per common share excluding impact of integration and restructuring costs	$6.10 - $6.20	$1.23 - $1.25

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2012 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities or other one-time events. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity.

Reconciliation of Net Income Per Common Share Impact of Tax Rate Changes	Full Year 2012 (Estimated)

2012 net income per common share increase due to change in tax rate on a GAAP basis (midpoint of estimate of 23.75% in 2012 vs. 26.3% in 2011)	$0.20
Adjustment for difference in 2011 GAAP and non-GAAP tax rates	$0.15
2012 net income per common share increase due to change in tax rate on a non-GAAP basis (midpoint of estimate of 23.75% in 2012 vs. 28.2% in 2011)	$0.35

PVH CORP.
Full Year and First Quarter Reconciliations of GAAP to Non-GAAP Amounts (Continued)

Reconciliation of GAAP Diluted Net Income Per Common Share to Non-GAAP Diluted Net Income Per Common Share	First Quarter 2011
	(Actual)
	Results Under GAAP	Adjustments		Non-GAAP Results

Net income	$57.7	$(31.9)	(1)	$89.6
Total weighted average shares	72.6			72.6

Diluted net income per common share	$0.79			$1.23

(1) Represents the impact on net income in the quarter ended May 1, 2011 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and related restructuring; (ii) the costs incurred in connection with the Company’s modification of its credit facility; and (iii) the tax effects associated with these costs.